Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS COMPLETES
PURCHASE OF BLOOMFIELD BAKERS

St. Louis, MO, March 19, 2007 . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced today that it has completed the purchase of Bloomfield Bakers, a leading manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers and cereals sold to branded businesses under co-manufacturing arrangements and to private label retail customers. Bloomfield and its affiliated entity, Lovin Oven, L.L.C., will continue their operations in Azusa and Los Alamitos, California.
David P. Skarie, Co-Chief Executive Officer and President of Ralcorp Holdings, Inc., said, “We welcome the Bloomfield and Lovin Oven management team and employees to the Ralcorp family. Bloomfield and Lovin Oven will become a key part of the Ralston Foods business unit and will enhance Ralcorp’s natural and organic product offerings.”
Ralcorp produces a variety of value brand and store brand foods that are sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products that are sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.
# # #

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.